Exhibit 99.1

PRESS RELEASE

P10 Announces Full Exercise of Underwriters’

Overallotment Option to Purchase Additional Shares

DALLAS, Texas – November 19, 2021 (GLOBE NEWSWIRE) – P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced that the underwriters of its previously announced public offering have fully exercised their option to acquire an additional 3,000,000 shares of Class A common stock at the public offering price of $12 per share, less underwriting discounts and commissions. These shares are being sold by certain stockholders of P10 and P10 will not receive any proceeds from the sale.

A registration statement on Form S-1 relating to the offering was declared effective by the Securities and Exchange Commission on October 20, 2021. Copies of the final prospectus related to the offering may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of September 30, 2021, P10 has a global investor base of over 2,400 investors across 46 states, 29 countries and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Press and Investor Contact:

info@p10alts.com